Exhibit 5.1

August 2, 2017

Norton Rose Fulbright US LLP
2200 Ross Avenue, Suite 3600
Veritex Holdings, Inc.		Dallas, Texas 75201-7932
8214 Westchester Drive, Suite 400		United States
Dallas, Texas 75225
Tel +1 214 855 8000
Fax +1 214 855 8200
Re:	Veritex Holdings, Inc.	nortonrosefulbright.com

Ladies and Gentlemen:

We have acted as special counsel to Veritex Holdings, Inc., a Texas corporation (the “Company”), with respect to certain legal matters in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), registering shares of the Company’s common stock, par value $0.01 per share, having a maximum aggregate offering price of $9,998,625 (the “Shares”), to be issued and sold by the Company. The Registration Statement incorporates by reference the registration statement on Form S-3 (No. 333-207934) (the “Prior Registration Statement”), which was declared effective on November 25, 2015, including the prospectus which forms part of the Registration Statement. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and the Prior Registration Statement and pursuant to that certain underwriting agreement to be entered into by and between the Company and Stephens Inc., as representative of the several underwriters (the “Underwriters”) named in Schedule A thereto (the “Underwriting Agreement”).

In rendering the opinions set forth below, we have reviewed and relied upon: (i) the Registration Statement and the Prior Registration Statement; (ii) the Company’s Restated Certificate of Formation, as amended, and Third Amended and Restated Bylaws, as amended; (iii) resolutions of the Company’s Board of Directors and the Pricing Committee thereof relating to the Registration Statement; (iv) the Underwriting Agreement; and (v) such other certificates, statutes and other instruments and documents as we considered necessary or appropriate for purposes of rendering the opinions expressed in this letter.  In addition, we have reviewed such questions of law as we considered necessary or appropriate to enable us to render the opinions expressed in this letter.  As to matters of fact relevant to the opinions expressed below and as to factual matters arising in connection with our review of corporate documents, records and other documents and writings, we have relied upon certificates and other communications of officers and employees of the Company without further investigation as to the facts set forth in such certificates and communications.

In connection with rendering the opinions expressed in this letter, we have assumed that: (i) all information contained in all documents we reviewed is true, correct and complete; (ii) all signatures on all documents we reviewed are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the authentic originals of those documents; (iv) all persons executing and delivering the documents we reviewed were competent to execute and deliver such documents; (v) all Shares will be offered and sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and the prospectus forming a part of the Registration Statement; and (vi) the Underwriting Agreement has been duly authorized and validly executed and delivered by the Underwriters.

Norton Rose Fulbright US LLP is a limited liability partnership registered under the laws of Texas.

Norton Rose Fulbright US LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright Canada LLP and Norton Rose Fulbright South Africa Inc are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are available at nortonrosefulbright.com.

August 2, 2017

In addition, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Securities Act; (ii) a prospectus supplement will have been filed with the Securities and Exchange Commission describing the Shares offered thereby; (iii) there will be a sufficient number of unissued Shares authorized under the Company’s organizational documents and not otherwise reserved for issuance; and (iv) all actions are taken by the Company so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth in this letter, we are of the opinion that the Shares have been duly authorized and, when issued and paid for by the Underwriters as contemplated by the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited in all respects to the Texas Business Organizations Code (including the applicable provisions of the Texas Constitution and the reported judicial decisions interpreting such laws), and the applicable federal laws of the United States of America, and we do not express any opinion as to the applicability or effect of the laws of any other jurisdiction.

We express no opinion as to any matter other than as set forth in this letter, and no other opinion may be inferred or implied.  Our opinion is given as of the date of this letter, and we undertake no, and disclaim any, obligation to advise you of any change in any matter set forth in this letter.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP